EXHIBIT 11 - Statement Re:  Computation of Earnings Per Share

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                                                  Three Months Ended     Six Months Ended
                                                      June 30,               June 30,
                                                   1997      1996       1997        1996
                                                 (Thousands of Dollars, except share data)
PRIMARY

Average common shares outstanding                 29,105     27,853     29,036     26,893

Net effect of dilutive stock options and warrants
 based on the treasury stock method using
 average market price                              3,205      3,386      3,489      3,131

Total                                             32,310     31,239     32,525     30,024

Net income                                      $  2,574   $  2,648   $  4,578   $  4,768

Preferred dividends                                   --        (91)        --      (199)

Adjusted net income                             $  2,574   $  2,557   $  4,578   $  4,569

Per share amount                                $    .08   $    .08   $    .14   $    .15



FULLY DILUTED

Average common shares outstanding                 29,105     27,853     29,036     26,893

Net effect of dilutive stock options and warrants
based on the treasury stock method using
the greater of the average market price
or the ending market price                         3,312      3,612      3,595      3,473

Total                                             32,417     31,465     32,631     30,366

Net income                                      $  2,574   $  2,648   $  4,578   $  4,768

Preferred dividends                                   --       (91)         --      (199)

Adjusted net income                             $  2,574   $  2,557   $  4,578   $  4,569

Per share amount                                $    .08   $    .08   $    .14   $    .15
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